UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2007
The Men’s Wearhouse, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-16097 (Commission File Number)	74-1790172 (IRS Employer Identification No.)

5803 Glenmont Drive Houston, Texas (Address of principal executive offices)	77081 (Zip Code)
713-592-7200
(Registrant’s telephone
number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On January 30, 2007, The Men’s Wearhouse, Inc. (the “Company”) issued a press release announcing that it had completed the redemption of its 3.125% Convertible Senior Notes due 2023 (“Notes”). Under the terms governing the Notes, holders of approximately $127.0 million principal amount of the Notes exercised their conversion right in lieu of having their notes redeemed and the Company exercised its right to pay cash for the principal amount of the Notes converted in lieu of issuing common stock. The market value of the common stock to be issued upon conversion that exceeded the principal amount was paid by delivering common stock. As a result, the Company paid approximately $127.0 million in cash and issued 1,222,364 shares of the Company’s common stock pursuant to the requested conversions. The remaining $3.0 million principal amount of the Notes was redeemed on December 15, 2006 with such payment being made in cash. As a result of the redemption, the Company reduced its debt by $130.0 million.
Item 9.01 Financial Statements and Exhibits.
The following exhibit is included in this Form 8-K.
(c) Exhibits
               99.1      Press Release of the Company dated January 30, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEN’S WEARHOUSE, INC. (Registrant)
Date: January 30, 2007	By:	/s/ Neill P. Davis
Neill P. Davis
Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of The Men’s Wearhouse, Inc. dated January 30, 2007.